EXHIBIT 5


                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                                                   July 27, 1999



R.J. Reynolds Tobacco Holdings, Inc.
1301 Avenue of the Americas
New York, New York 10019-6013

Ladies and Gentlemen:

       I have acted as counsel for R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the "Company"), in connection with the accompanying Registration Statement on Form S-8 (the "Registration Statement") for the issuance and sale of up to 5,772,814 shares of Common Stock, par value $.01 per share (the "Common Stock"), to participants ("Participants") in the Company's 1999 Long Term Incentive Plan (the "Plan").

       I have examined the Registration Statement, its exhibits and such other documents and records, and made such other investigations as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion that, upon the receipt of adequate consideration therefor, any Common Stock distributed to Participants pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

       The opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.


       I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        Charles A. Blixt, Esq.
                                        EXECUTIVE VICE PRESIDENT
                                        AND GENERAL COUNSEL



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